PROGEN
                                                              INDUSTRIES LIMITED

            U.S. FDA GRANTS ORPHAN DRUG STATUS TO PI-88 FOR MELANOMA


BRISBANE,  AUSTRALIA  TUESDAY  MAY 4, 2004. Progen Industries Limited (ASX: PGL,
NASDAQ: PGLAF), a progressive Australian anti-cancer drug development company, announced today that it has received orphan drug designation from the U.S. Food and Drug Administration (FDA) for their lead anti-angiogenesis product PI-88 for treatment of malignant melanoma. Orphan drug designation will provide PI-88 seven years market exclusivity when approved for this disease indication.

The U.S. Orphan Drug Act is intended to encourage companies to develop therapies for the treatment of diseases that affect fewer than 200,000 individuals. Additional criteria include the ability of the product to address unmet medical need where no approved treatment option exists or, the provision of significant benefit over other available treatments. Under the Act, upon marketing authorization and during the period of market exclusivity, the FDA does not accept or approve other applications to market the same medicinal product for the same therapeutic indication. In addition to potential market exclusivity, orphan drug status provides up to 50% in U.S. tax credits, grant funding for research and development and reduced filing fees, expedited review as well as advice on the conduct of clinical trials.

PI-88, is one of a new class of multi-targeted cancer therapeutics inhibiting both angiogenesis or tumor promoting factors such as Vascular Endothelial Growth Factor (VEGF), Fibroblast Growth Factors 1 and 2 (FGF-1 and -2), and heparanase, an enzyme implicated in tumor metastasis (tumor spread). PI-88 is undergoing a Phase II clinical program in metastatic melanoma as a single agent therapy; advanced non-small cell lung cancer (NSCLC) in combination with chemotherapy (Taxotere(R)); as adjuvant treatment in post-operative primary liver cancer (imminent); and as a single agent therapy in multiple myeloma (completed).

"We believe the strength of PI-88 resides in its ability to inhibit both angiogenesis and metastasis simultaneously, and we have seen evidence that this potential might be realized across a variety of cancers," stated Robert Don PhD, Progen's VP of Research and Development. "The FDA's orphan drug designation further strengthens our program for PI-88 by offering important accelerated clinical development and commercialization benefits. We are pleased and gratified by the Agency's support of our efforts to bring PI-88 to patients with this deadly disease."

Lewis Lee, Progen's Managing Director, commented "This Orphan Drug designation is an important step in expediting PI-88's entry into the market, and it is testimony to our ability to navigate through the complexities of the US FDA regulatory system."

END


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ABOUT  PI-88
PI-88, is one of a new class of multi-targeted cancer therapeutics inhibiting both angiogenesis or tumor promoting factors such as Vascular Endothelial Growth Factor, Fibroblast Growth Factors 1 and 2, and heparanase, a degrading enzyme implicated in metastasis (tumor spread). PI-88 is currently being investigated in Phase II clinical trials in the U.S. and Australia under an active Investigational New Drug application (IND) with the United States Food and Drug Administration (FDA).

ABOUT  PROGEN:
Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of cancer.

Progen's three key areas of expertise are:
- CLINICAL DEVELOPMENT - via a focused clinical trial programme involving its two lead compounds PI-88 and PI-166.
- DRUG DISCOVERY - projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
- COMMERCIAL SERVICES - manufacturing of biopharmaceutical products to global standards.

KEYWORDS - Progen, cancer, PI-88, PI-166, Phase I, Phase II, clinical trials, anti-angiogenesis, Avastin(R)

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WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
1/2 Yr results & Encouragement from Avastin                   www.progen.com.au/news/latest_news.cfm?item=327.0
                                                              -------------------------------------------------
Third Phase II launched - Lung Cancer                         www.progen.com.au/news/latest_news.cfm?item=325.0
                                                              -------------------------------------------------
Melanoma Phase II Trial Commenced                             www.progen.com.au/news/latest_news.cfm?item=323.0
                                                              -------------------------------------------------
Focus on cancer: Divestment of Life Sciences                  www.progen.com.au/news/latest_news.cfm?item=318.0
                                                              -------------------------------------------------
AGM 2003 Managing Directors Presentation                      www.progen.com.au/news/latest_news.cfm?item=316.0
                                                              -------------------------------------------------
Achieves Efficacy Endpoint Phase II Trial                     www.progen.com.au/news/latest_news.cfm?item=299.0
                                                              -------------------------------------------------
Additional Results Support Trial Program                      www.progen.com.au/news/latest_news.cfm?item=293.0
                                                              -------------------------------------------------
PI-88 mode of action                                          www.progen.com.au/researchdevelopment/pi-88.cfm
                                                              -----------------------------------------------
Progen Industries Ltd                                         www.progen.com.au
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

CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                       Lewis Lee
Business Development Manager         Managing Director
Progen Industries Limited            Progen Industries Limited
Sarah.Meibusch@progen.com.au         Lewis.Lee@progen.com.au
----------------------------         -----------------------
Ph:  61 7 3273 9100                  Ph: 61 7 3273 9100

CLINICAL DEVELOPMENT INQUIRIES       PATIENT ENQUIRY LINE
Robert Don PhD                       Ph +61 417 436 548 (US)
VP, Research and Development         Ph 0417 436 548 (Australia)
Progen Industries Limited            Email: research@progen.com.au
Robert.Don@progen.com.au                    ----------------------
------------------------
Ph: 61 7 3273 9100


This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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